LIST OF SUBSIDIARIES


NORTH VALLEY TRADING COMPANY, a California corporation which was established in 1984 to assist customers of North Valley Bank as an export trading company.


BANK PROCESSING INC., a California corporation which was established in 1988 to provide data processing services to other depository institutions.


NORTH VALLEY BANK, a California corporation which conducts a commercial and retail banking operation in California.


NORTH VALLEY BASIC SECURITIES, the sole subsidiary of North Valley Bank.











                                   EXHIBIT 21

Deloitte &
  Touche LLP
- ------------                      ---------------------------------------------
                                  Suite 2000           Telephone: (916) 498-7100
                                  400 Capitol Mall      Facsmile: (916) 444-7963
                                  Sacramento, California 95814-4424

INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
North Valley Bancorp
Redding, California

We have audited the accompanying consolidated balance sheets of North Valley Bancorp and subsidiaries (Company) as of December 31, 1995 and 1994, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company at December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

As discussed in Note 1, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 109, Accounting for Income Taxes, as of January 1, 1993 and SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities as of December 31, 1993.

/s/ Deloitte & Touche LLP

January 26, 1996


- ---------------
Deloitte Touche
Tohmatsu
International
- ---------------

NORTH  VALLEY  BANCORP  AND  SUBSIDIARIES


CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 1995 AND 1994 (In thousands except share amounts)
- -------------------------------------------------------------------------------


ASSETS                                                                                   1995             1994

Cash and due from banks                                                               $  11,868        $  13,497
Federal funds sold                                                                       16,600            9,500
                                                                                      ---------        ---------
Total cash and cash equivalents                                                          28,468           22,997

Securities:
   Available for sale, at market                                                         12,684           13,955
   Held to maturity, at amortized cost (market value of $37,057
      and $41,023 at December 31, 1995 and 1994, respectively)                           35,217           41,374
Loans receivable, net of allowance for loan losses and
   deferred loan fees                                                                   147,808          125,463
Premises and equipment, net of accumulated depreciation
   and amortization                                                                       3,805            3,532
Other real estate owned                                                                      87
FHLB stock                                                                                  662              609
Accrued interest receivable                                                               1,715            1,497
Other assets                                                                              4,626            4,529
                                                                                      ---------        ---------

TOTAL  ASSETS                                                                         $ 235,072        $ 213,956
                                                                                      =========        =========

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
Deposits:
   Noninterest-bearing demand deposits                                                $  25,006        $  25,158
   Interest-bearing:
      Savings                                                                            41,882           47,747
      Time certificates                                                                 107,575           86,190
      NOW accounts                                                                       36,612           34,446
                                                                                      ---------        ---------
Total deposits                                                                          211,075          193,541
Accrued interest and other liabilities                                                    3,024            2,489
                                                                                      ---------        ---------
Total liabilities                                                                       214,099          196,030
                                                                                      ---------        ---------

STOCKHOLDERS' EQUITY:
Preferred stock, no par value:  authorized, 20,000,000 shares;
   none outstanding
Common stock, no par value:  authorized 20,000,000 shares;
   outstanding, 1,841,048 and 1,829,933 at December 31, 1995
   and 1994, respectively                                                                 9,766            9,694
Retained earnings                                                                        11,086            8,493
Unrealized gain (loss) on securities available for sale (net of tax effect)                 121             (261)
                                                                                      ---------        ---------
Total stockholders' equity                                                               20,973           17,926
                                                                                      ---------        ---------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                            $ 235,072        $ 213,956
                                                                                      =========        =========


See notes to consolidated financial statements.


NORTH  VALLEY  BANCORP  AND  SUBSIDIARIES


CONSOLIDATED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
(In thousands except share and per share amounts)
- -------------------------------------------------------------------------------

                                                                              1995            1994          1993
INTEREST INCOME:
   Loans including fees                                                     $ 13,230        $ 10,347      $  9,171
   Securities:
     Taxable                                                                   1,012           1,290         1,422
     Exempt from federal taxes                                                 2,187           1,889         1,600
   Interest on federal funds sold                                              1,040             652           728
                                                                            --------        --------      --------
Total interest income                                                         17,469          14,178        12,921

INTEREST EXPENSE - DEPOSITS                                                    7,559           5,460         5,255
                                                                            --------        --------      --------

NET INTEREST INCOME                                                            9,910           8,718         7,666

PROVISION FOR LOAN LOSSES                                                        375             240           110
                                                                            --------        --------      --------

NET INTEREST INCOME AFTER PROVISION
   FOR LOAN LOSSES                                                             9,535           8,478         7,556
                                                                            --------        --------      --------

OTHER  OPERATING  INCOME:
   Service charges on deposit accounts                                         1,342           1,245         1,184
   Other fees and charges                                                        546             523           535
   Gain on sale of loans                                                         160             164           325
   Gain on sale of available-for-sale securities                                  31              11
   Gain on sale of trading securities                                             11
   Gain on sale of investment securities                                                                       157
   Other                                                                         540             534           475
                                                                            --------        --------      --------
Total other operating income                                                   2,630           2,477         2,676
                                                                            --------        --------      --------

OTHER OPERATING EXPENSES:
   Salaries and employee benefits                                              3,679           3,523         3,423
   Occupancy expense                                                             422             406           393
   Furniture and equipment expense                                               451             424           385
   Other                                                                       1,860           2,051         1,969
                                                                            --------        --------      --------
Total other operating expenses                                                 6,412           6,404         6,170
                                                                            --------        --------      --------

INCOME BEFORE PROVISION FOR INCOME
   TAXES AND CUMULATIVE EFFECT OF
   CHANGE IN ACCOUNTING FOR INCOME TAXES                                       5,753           4,551         4,062

PROVISION FOR INCOME TAXES                                                     1,670           1,339         1,178
                                                                            --------        --------      --------

INCOME BEFORE CUMULATIVE EFFECT OF
   CHANGE IN ACCOUNTING FOR INCOME TAXES                                       4,083           3,212         2,884

CUMULATIVE EFFECT OF CHANGE IN
   ACCOUNTING FOR INCOME TAXES                                                                                 127
                                                                            --------        -------         ------

NET INCOME                                                                  $  4,083        $  3,212      $  3,011
                                                                            ========        ========      ========

INCOME PER COMMON AND EQUIVALENT SHARE:
Before change in accounting for income taxes                                   $2.20           $1.74         $1.57
Change in accounting for income taxes                                                                         0.07
                                                                            --------        -------         ------

Net income                                                                     $2.20           $1.74         $1.64
                                                                               =====           =====         =====

WEIGHTED AVERAGE SHARES USED TO
  COMPUTE INCOME PER COMMON SHARE                                          1,859,453       1,849,520     1,838,309
                                                                           =========       =========     =========


See notes to consolidated financial statements.


NORTH  VALLEY  BANCORP  AND  SUBSIDIARIES


CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
(In thousands except share and per share amounts)
- -------------------------------------------------------------------------------

                                                                                               NET
                                                                                           UNREALIZED
                                                                                         GAIN (LOSS) ON
                                                                                           AVAILABLE-
                                                     COMMON STOCK                           FOR-SALE
                                                 ---------------------       RETAINED      SECURITIES
                                                  SHARES       AMOUNT        EARNINGS    (NET OF TAXES)    TOTAL

Balances at January 1, 1993                      1,427,892     $  5,556      $  7,846                    $  13,402

Net income                                                                      3,011                        3,011
Stock options exercised                              9,045           53                                         53
Stock dividend paid on common stock (15%)          213,394        2,134        (2,134)
Cash paid in lieu of fractional shares                                             (8)                          (8)
Stock dividend paid on common stock (10%)          164,486        1,864        (1,864)
Cash paid in lieu of fractional shares                                             (6)                          (6)
Cash dividend paid on common
   stock ($.35 per share)                                                        (385)                        (385)
Cash dividend declared on common
   stock ($.35 per share)                                                        (423)                        (423)
Effect of adopting SFAS No. 115,
   December 31, 1993                                                                         $ 115             115
Reduction in equity - retirement plans                                            (54)                         (54)
                                                 ---------     --------      --------        -----       ---------

Balances at December 31, 1993                    1,814,817        9,607         5,983          115          15,705

Net income                                                                      3,212                        3,212
Stock options exercised                             15,116           87                                         87
Cash dividend paid on common
   stock ($.35 per share)                                                        (425)                        (425)
Cash dividend declared on common
   stock ($.35 per share)                                                        (427)                        (427)
Net change in unrealized gain/loss
   on available-for-sale securities                                                           (376)           (376)
Addition to equity - retirement plans                                             150                          150
                                                 ---------     --------      --------        -----       ---------

Balances at December 31, 1994                    1,829,933        9,694         8,493         (261)         17,926

Net income                                                                      4,083                        4,083
Stock options exercised                             11,115           72                                         72
Cash dividend paid on common
   stock ($.37 per share)                                                        (453)                        (453)
Cash in lieu of fractional shares                                                  (7)                          (7)
Cash dividend declared on common
   stock ($.27 per share)                                                        (497)                        (497)
Net change in unrealized gain/loss on
   available-for-sale securities                                                               382             382
Reduction in equity - retirement plans                                           (533)                        (533)
                                                 ---------     --------      --------        -----       ---------

Balances at December 31, 1995                    1,841,048     $  9,766      $ 11,086        $ 121       $  20,973
                                                 =========     ========      ========        =====       =========


See notes to consolidated financial statements.


NORTH  VALLEY  BANCORP  AND  SUBSIDIARIES


CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993 (In thousands)
- -------------------------------------------------------------------------------

                                                                                1995          1994         1993

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                                   $   4,083      $  3,212     $   3,011
Adjustments to reconcile net income to net cash provided
   by operating activities:
   Depreciation and amortization                                                   373           362           331
   Amortization of premium on securities                                            14            10           122
   Provision for loan losses                                                       375           240           110
   Gain on sale of available-for-sale securities                                   (31)          (11)
   Gain on sale of trading securities                                              (11)
   Gain on sale of securities                                                                                 (157)
   Gain on sales of loans                                                         (160)         (164)         (325)
   Provision for deferred taxes                                                   (377)          (80)         (116)
   Proceeds from sales of trading securities                                     4,006
   Purchase of trading securities                                               (3,995)
   Effect of changes in:
      Accrued interest receivable                                                 (218)         (203)          (69)
      Other assets                                                                  26          (500)         (625)
      Accrued interest and other liabilities                                        23           618           228
                                                                             ---------      --------     ---------
Net cash provided by operating activities                                        4,108         3,484         2,510
                                                                             ---------      --------     ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of FHLB stock                                                             (53)         (609)
Purchases of available-for-sale securities                                      (4,273)       (5,176)
Proceeds from sales of available-for-sale securities                               118            32
Proceeds from maturities of available-for-sale securities                       11,000        22,000
Purchases of held-to-maturity securities                                        (7,482)      (13,402)
Proceeds from maturities or calls of held-to-maturity securities                 8,627         1,245
Proceeds from sales of securities                                                                           14,429
Proceeds from maturities of securities                                                                      12,582
Purchases of securities                                                                                    (37,473)
Proceeds from sales of loans                                                     3,124         6,726        49,023
Net increase in loans                                                          (25,771)      (32,808)      (55,142)
Purchases of premises and equipment                                               (646)         (207)         (348)
                                                                             ---------      --------     ---------
Net cash used in investing activities                                          (15,356)      (22,199)      (16,929)
                                                                             ---------      --------     ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
Net change in demand deposits, NOW accounts, and savings accounts               (3,851)        1,473        12,357
Net increase in time certificates                                               21,385         8,749         9,100
Cash dividends paid                                                               (880)         (848)         (718)
Cash received for stock options exercised                                           72            87            53
Cash paid in lieu of fractional shares                                              (7)                        (14)
                                                                             ---------      --------     ---------
Net cash provided by financing activities                                       16,719         9,461        20,778
                                                                             ---------      --------     ---------

NET INCREASE (DECREASE) IN CASH AND
   CASH EQUIVALENTS                                                              5,471        (9,254)        6,359

CASH AND CASH EQUIVALENTS:
   Beginning of year                                                            22,997        32,251        25,892
                                                                             ---------      --------     ---------

   End of year                                                               $  28,468      $ 22,997     $  32,251
                                                                             =========      ========     =========

ADDITIONAL INFORMATION:
Transfer of securities from held to maturity to available for sale              $5,012
                                                                                ======
Transfer of foreclosed loans from loans receivable to other
   real estate owned                                                               $87
                                                                                   ===
Cash Payments:
   Income tax payments                                                          $2,110        $1,140        $1,285
                                                                                ======        ======        ======
   Interest payments                                                            $7,468        $5,414        $5,291
                                                                                ======        ======        ======


See notes to consolidated financial statements.


NORTH  VALLEY  BANCORP  AND  SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
- -------------------------------------------------------------------------------


1.      SIGNIFICANT ACCOUNTING POLICIES

        Nature of Operations - The Company operates nine branches in Shasta and Trinity Counties in Northern California. The Company's primary source of revenue is through providing loans to customers, who are predominately small and middle market businesses and middle income individuals.

        General - The accounting and reporting policies of North Valley Bancorp and subsidiaries (the Company) conform to generally accepted accounting principles and to prevailing practices within the banking industry. The Company follows the accrual method of accounting.

        Use of Estimates in the Preparation of Financial Statements - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

        The more significant accounting and reporting policies are discussed below.

        Consolidation - The consolidated financial statements include North Valley Bancorp and its wholly owned subsidiaries, Bank Processing, Inc., North Valley Trading Company, and North Valley Bank (the Bank) and its wholly owned subsidiary North Valley Basic Securities. All material intercompany accounts and transactions have been eliminated in consolidation.

        Cash and Cash Equivalents - For the purposes of the statements of cash flows, cash and cash equivalents have been defined as cash, demand deposits with correspondent banks, cash items and settlements in transit, and federal funds sold. Generally, federal funds are sold for one-day periods. Cash equivalents have remaining terms to maturity of three months or less from the date of acquisition.

        Investments - The Company accounts for investments in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities. The Company's policy with regard to investments is as follows:

           TRADING SECURITIES are carried at fair value. Gains and losses on sales and changes in market value are included in other operating income.

           AVAILABLE-FOR-SALE SECURITIES are carried at fair value and represent securities not classified as trading securities nor as held-to-maturity securities. Unrealized gains and losses resulting from changes in fair value are recorded, net of tax, as a separate component of stockholders' equity. Gains or losses on disposition are recorded in other operating income based on the net proceeds received and the carrying amount of the securities sold, using the specific identification method.

           HELD-TO-MATURITY SECURITIES are carried at cost adjusted for amortization of premiums and accretion of discounts, which are recognized as adjustments to interest income. The Company's policy of carrying such investment securities at amortized cost is based upon its ability and management's intent to hold such securities to maturity.



                                      -6-
                                       91

        Loans Receivable - Loans are reported at the principal amount outstanding, net of deferred loan fees and the allowance for loan losses. Interest on loans is calculated by using the simple interest method on the daily balance of the principal amount outstanding.

        Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. Accrual of interest on loans is discontinued either when reasonable doubt exists as to the full and timely collection of interest or principal, or when a loan becomes contractually past due by 90 days or more with respect to interest or principal. When a loan is placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period interest income. Income on such loans is then recognized only to the extent that cash is received and where the future collection of principal is probable. Interest accruals are resumed on such loans when, in the judgment of management, the loans are estimated to be fully collectible as to both principal and interest.

        Deferred Loan Fees - Loan fees and certain related direct costs to originate loans are deferred and amortized to income by a method that approximates a level yield over the contractual life of the underlying loans.

        Allowance for Loan Losses - The Company adopted SFAS No. 114, Accounting by Creditors for Impairment of a Loan and SFAS No. 118, Accounting by Creditors for Impairment of Loan - Income Recognition and Disclosures, effective January 1, 1995. Under the new standards, a loan is considered impaired if, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. The measurement of impaired loans is generally based on the present value of expected future cash flows discounted at the historical effective interest rate, except that all collateral-dependent loans are measured for impairment based on the fair value of the collateral. The adoption of SFAS No. 114 and SFAS No. 118 did not have a material effect.

        The allowance for loan losses is established through a provision for loan losses charged to operations. Loans are charged against the allowance for loan losses when management believes that the collectibility of the principal is unlikely or, with respect to consumer installment loans, according to an established delinquency schedule. The allowance is an amount that management believes will be adequate to absorb losses inherent in existing loans and commitments to extend credit, based on evaluations of the collectibility and prior loss experience of loans and commitments to extend credit. The evaluations take into consideration such factors as changes in the nature and volume of the portfolio, overall portfolio quality, loan concentrations, specific problem loans, commitments, and current and anticipated economic conditions that may affect the borrowers' ability to repay the obligation. Actual results could differ from those estimates.

        Premises and Equipment - Premises and equipment are stated at cost less accumulated depreciation, which is computed principally on the straight-line method over the estimated useful lives of the respective assets. Leasehold improvements are amortized on the straight-line method over the shorter of the estimated useful lives of the improvements or the terms of the respective leases.

        Other Real Estate Owned - Real estate acquired by foreclosure is carried at the lower of the recorded investment in the property or its fair value less estimated costs to sell (fair value). Immediately upon foreclosure, the value of the underlying loan is written down to the fair value of the real estate acquired by a charge to allowance for loan losses, if necessary. Any subsequent write-downs are recorded as a valuation allowance and charged against operating expenses. Operating expenses of such properties, net of related income are included in other expenses and gains and losses on their disposition are included in other income and other expenses.

        Income Taxes - The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. The cumulative effect of adopting SFAS No. 109 on the Company's financial statements as of January 1, 1993 was to increase income from continuing operations by $127,000 ($0.07 per share).

        SFAS No. 109 applies an asset and liability method in accounting for deferred income taxes. Deferred tax assets and liabilities are calculated by applying applicable tax laws to the differences between the financial statement basis and the tax basis of assets and liabilities. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date.

        Net Income Per Common and Equivalent Share - Net income per common and equivalent share is calculated by dividing net income by the weighted average number of common and common equivalent (stock options) shares outstanding during the period as adjusted for a three for two stock split in 1995.

        Common Stock Split - On September 18, 1995, the Company's Board of Directors authorized a three for two stock split effected in the form of a 50% stock dividend distributed on November 1, 1995 to stockholders of record as of October 2, 1995. This resulted in the issuance of 612,945 additional shares of common stock. All share and per share amounts have been restated to reflect this stock split.

        Mortgage Servicing Rights - In May 1995, the Financial Accounting Standards Board (FASB) issued SFAS No. 122, Accounting for Mortgage Servicing Rights, which must be adopted by the Company effective January 1, 1996. SFAS No. 122 requires that the Company recognize as a separate asset rights to service mortgage loans for others, whether those servicing rights are originated or purchased. Previously, only purchased servicing rights were capitalizable as an asset. SFAS No. 122 also requires that capitalized servicing rights be assessed for impairment based on fair value, rather than an estimate of undiscounted future cash flows. The Company has determined the effect of adoption of this standard will not be material.

        Accounting for Stock-Based Compensation - In October 1995, the FASB issued SFAS No. 123, Accounting for Stock-Based Compensation. The new standard defines a fair value method of accounting for stock options and other equity instruments, such as stock purchase plans. Under this method, compensation cost is measured based on the fair value of the stock award when granted and is recognized as an expense over the service period, which is usually the vesting period. This standard will be effective for the Company beginning in 1996, and requires measurement of awards made beginning in 1995.

        The new standard permits companies to continue to account for equity transactions with employees under existing accounting rules, but requires disclosure in a note to the financial statements of the pro forma net income and earnings per share as if the company had applied the new method of accounting. The Company intends to follow these disclosure requirements for its employees stock plans. As a result, adoption of the new standard will not impact reported earnings or earnings per share, and will have no effect on the Company's cash flows.

        Reclassifications - Certain amounts in 1994 and 1993 have been reclassified to conform with the 1995 financial statement presentation.

2.      RESTRICTED CASH BALANCES

        The Bank is subject to regulation by the Federal Reserve Board. The regulations required the Bank to maintain average cash reserve balances on hand or at the Federal Reserve Bank of $1,872,000 and $1,803,000 at December 31, 1995 and 1994. As compensation for check-clearing services, additional compensating balances of $1,000,000 are required to be maintained with the Federal Reserve Bank.


3.      SECURITIES

        At December 31, the amortized cost of securities and their approximate fair value were as follows (in thousands):

                                                                                                        CARRYING
                                                                        GROSS            GROSS           AMOUNT
                                                    AMORTIZED        UNREALIZED       UNREALIZED      (APPROXIMATE
                                                      COST              GAINS           LOSSES         FAIR VALUE)
        AVAILABLE-FOR-SALE SECURITIES:

        DECEMBER 31, 1995:
        U.S. Treasury securities                   $   2,000                            $   2           $  1,998
        Securities of U.S. government
           agencies and corporations                   5,000           $   6               39              4,967
        Other securities                               5,512             227               20              5,719
                                                   ---------           -----            -----           --------

                                                   $  12,512           $ 233            $  61           $ 12,684
                                                   =========           =====            =====           ========


        DECEMBER 31, 1994:
        U.S. Treasury securities                    $ 12,015                            $  276          $ 11,739
        Securities of U.S. government
           agencies and corporations                   2,000                               153             1,847
        Other securities                                 312           $ 57                                  369
                                                    --------           ----             ------          --------

                                                    $ 14,327           $ 57             $  429          $ 13,955
                                                    ========           ====             ======          ========


                                                    CARRYING           GROSS             GROSS         APPROXIMATE
                                                     AMOUNT         UNREALIZED        UNREALIZED          FAIR
                                                (AMORTIZED COST)       GAIN              LOSS             VALUE
        HELD-TO-MATURITY SECURITIES:

        DECEMBER 31, 1995:
        U.S. Agencies                               $  1,598         $     2                            $  1,600
        Obligations of states and
           political subdivisions                     33,619           1,846             $  8             35,457
                                                    --------         -------             ----           --------

        Total                                       $ 35,217         $ 1,848             $  8           $ 37,057
                                                    ========         =======             ====           ========


        DECEMBER 31, 1994:
        U.S. Agencies                              $   7,000                           $   38           $  6,962
        Obligations of states and
          political subdivisions                      34,374         $  506               819             34,061
                                                   ---------         ------            ------           --------

        Total                                      $  41,374         $  506            $  857           $ 41,023
                                                   =========         ======            ======           ========


        Gross realized gains on sales of available-for-sale securities were as follows:

                                                    1995          1994

        Gross realized gains:
          U.S. government and agency securities     $ 31          $ 11
                                                    ====          ====


        There were no gross realized losses on sale of available-for-sales securities in 1995 or 1994.

        In November 1995, the FASB issued additional implementation guidance regarding the previously issued SFAS No. 115. In accordance with this guidance and prior to December 31, 1995, companies were allowed a one-time reassessment of their classification of securities and were required to account for any resulting transfers at fair value. Transfers from the held-to-maturity category that result from this one-time reassessment will not call into question the intent to hold other securities to maturity in the future. Accordingly, the Company transferred approximately $5,012,000 of securities from held to maturity to available for sale to allow the Company greater flexibility in managing its interest rate risk and liquidity. Available-for-sale securities were adjusted to fair value and stockholders' equity was increased by $52,276, net of income taxes of $22,191, respectively.


        Scheduled maturities of held-to-maturity and available-for-sale securities (other than equity securities with a carrying value of approximately $632,000) at December 31, 1995, are shown below (in thousands). Expected maturities may differ from contractual maturities because borrowers may have the right to prepay with or without penalty.


                                                 HELD-TO-MATURITY SECURITIES          AVAILABLE-FOR-SALE SECURITIES
                                                 ---------------------------          -----------------------------

                                                AMORTIZED                                               APPROXIMATE
                                                  COST                                                  FAIR VALUE
                                                (CARRYING         APPROXIMATE         AMORTIZED          (CARRYING
                                                 AMOUNT)          FAIR VALUE            COST              AMOUNT)

        Due in 1 year or less                  $   1,603          $   1,611          $    4,145          $   4,133
        Due after 1 year
           through 5 years                         8,673              9,017               2,426              2,409
        Due after 5 years
           through 10 years                       14,869             15,905               3,032              3,039
        Due after 10 years                        10,072             10,524               2,410              2,471
                                               ---------          ---------          ----------          ---------

                                               $  35,217          $  37,057          $   12,013          $  12,052
                                               =========          =========          ==========          =========


        At December 31, 1995 and 1994, securities having carrying amounts of approximately $17,385,000 and $20,221,000 were pledged to secure public deposits and short-term borrowings and for other purposes required by law or contract.

4.      LOANS RECEIVABLE

        The Company originates loans for business, consumer and real estate activities. Such loans are concentrated in Shasta and Trinity Counties and neighboring communities. Substantially all loans are collateralized. Generally real estate loans are secured by real property. Commercial and other loans are secured by bank deposits or business or personal assets. The Company's policy for requiring collateral is through analysis of the borrower, the borrower's industry and the economic environment in which the loan would be granted. The loans are expected to be repaid from cash flows or proceeds from the sale of selected assets of the borrower.

        Major classifications of loans at December 31 were as follows (in thousands):

                                                      1995            1994

        Commercial                                $   53,044      $   46,347
        Real estate - construction                     2,838           2,333
        Real estate - mortgage                        41,967          30,366
        Installment                                   39,034          36,185
        Other                                         12,888          11,899
                                                  ----------      ----------
        Total loans receivable                       149,771         127,130

        Less:
        Allowance for loan losses                      1,325           1,144
        Deferred loan fees                               638             523
                                                  ----------      ----------

        Net loans receivable                      $  147,808      $  125,463
                                                  ==========      ==========


        At December 31, 1995 and 1994, the Bank serviced real estate loans and loans guaranteed by the Small Business Administration which it had sold to the secondary market of approximately $93,563,000 and $100,090,000.

        Changes in the allowance for loan losses for the years ended December 31, were as follows (in thousands):

                                            1995          1994         1993

        Balance, beginning of year         $ 1,144      $  1,066     $  1,105
        Provision charged to operations        375           240          110
        Loans charged off                     (281)         (185)        (189)
        Recoveries                              87            23           40
                                           -------      --------     --------

        Balance, end of year               $ 1,325      $  1,144     $  1,066
                                           =======      ========     ========

5.      IMPAIRED AND NONPERFORMING LOANS

        At December 31, 1995, the recorded investment in loans for which impairment has been recognized in accordance with SFAS No. 114 was approximately $1,715,000. Of that balance approximately $1,078,000 has a related valuation allowance of $254,000. The remaining $637,000 did not require a valuation allowance. For the year ended December 31, 1995, the average recorded investment in loans for which impairment has been recognized was approximately $1,473,000. During the portion of the year that the loans were impaired the Company recognized approximately $205,000 of interest income.

        Nonperforming loans at December 31 were as follows (in thousands):

                                                          1995         1994

        Nonaccrual loans                                  $282          $421
        Loans 90 days past due but
          still accruing interest                           15            22
                                                         -----         -----

        Total nonaccrual and 90 days
           past due loans                                 $297          $443
                                                          ====          ====


        If interest on nonaccrual loans had been accrued, such income would have approximated $37,000, in 1995, $33,000 in 1994 and $39,000 in 1993.
        Interest income of $8,000 in 1995, $19,000 in 1994, and $23,000 in 1993
        was recorded when it was received on the nonaccrual loans.

        At December 31, 1995, there were no commitments to lend additional funds to borrowers whose loans were classified as nonaccrual.


6.      PREMISES AND EQUIPMENT

        Major classifications of premises and equipment at December 31 are summarized as follows (in thousands):

                                                           1995           1994

        Land                                             $    904     $    885
        Buildings and improvements                          3,315        2,933
        Furniture, fixtures and equipment                   3,532        3,242
        Leasehold improvements                                178          224
                                                         --------     --------
                                                            7,929        7,284

        Accumulated depreciation and amortization          (4,124)      (3,752)
                                                         --------     --------

                                                         $  3,805     $  3,532
                                                         ========     ========


        Building and equipment rental expense amounted to approximately $54,400, $52,000, and $46,000, for the years ended December 31, 1995, 1994 and 1993.

        During the year ended December 31, 1995, the Bank purchased, in the ordinary course of business, a branch facility for $134,000 which the Bank previously leased from a former board member.

7.      OTHER ASSETS

        Major classifications of other assets at December 31 were as follows (in thousands):

                                                          1995         1994

        Cash surrender value of life
           insurance policies                          $  2,945      $  2,535
        Prepaid expenses                                    548           556
        Deferred taxes                                    1,123           910
        Other                                                10           528
                                                       --------      --------

        Total                                          $  4,626      $  4,529
                                                       ========      ========


8.      DEPOSITS

        The aggregate amount of time certificates of deposit in denominations of $100,000 or more was $17,344,000 and $13,782,000 at December 31, 1995 and 1994. Interest expense incurred on such time certificates of deposit was $734,000, $452,000, and $431,000, for the years ended December 31, 1995, 1994 and 1993.


9.      LINES OF CREDIT

        At December 31, 1995, the Bank had the following lines of credit with correspondent banks to purchase federal funds (in thousands):

           TYPE                           AMOUNT                EXPIRATION

        Unsecured                         $3,000            July 31, 1996
                                          $3,000            September 30, 1996
                                          $3,000            None

        Secured                           $5,020            Quarterly
        (First deeds of trust on
           eligible 1-4 unit residential
           loans)

10.     INCOME TAXES

        The provision for income taxes for the years ended December 31, was as follows (in thousands):

                                           1995         1994          1993
        Currently payable:
          Federal                        $  1,343      $    831     $    806
          State                               702           588          488
                                         --------      --------     --------
        Total                               2,045         1,419        1,294
                                         --------      --------     --------

        Deferred (credit):
          Federal                            (341)          (21)         (84)
          State                               (34)          (59)         (32)
                                         --------      --------     --------
        Total                                (375)          (80)        (116)
                                         --------      --------     --------

        Total                            $  1,670      $  1,339     $  1,178
                                         ========      ========     ========


        The effective federal tax rate for the years ended December 31, differs from the statutory tax rate as follows:
                                                 1995          1994        1993

        Federal income tax at statutory rates    35.0%         35.0%       35.0%
        State income taxes, net of
             federal income tax benefit           7.2           7.9         7.3
        Tax exempt income                       (12.1)        (13.3)      (12.5)
        Other                                    (1.1)          (.2)
                                                -----          ----        ----

        Total                                    29.0%         29.4%       29.8%
                                                 ====          ====        ====


        Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company's net deferred tax asset at December 31, are as follows (in thousands):

                                               1995         1994         1993

        Deferred tax assets:
          Reserve for loan losses           $    371      $   247       $   260
          California franchise tax               133           51           100
          Deferred loan fee income               289          178           138
          Deferred compensation                  361          208           176
          Accrued pension obligation             415          370           396
          Mark to market adjustment               33
          Unrealized loss on securities
               available-for-sale                             111
                                            --------      -------       -------

        Total deferred tax assets              1,602        1,165         1,070
                                            --------      -------       -------

        Deferred tax liabilities:
          Tax depreciation in excess of
               book depreciation                (134)         (95)         (137)
          Mark to market adjustment                           (87)
          Unrealized gain on securities
               available-for-sale                (51)
          Other                                 (294)         (73)         (214)
                                            --------      -------       -------

        Total deferred tax liabilities          (479)        (255)         (351)
                                            --------      -------       -------

        Net deferred tax asset              $  1,123      $   910       $   719
                                            ========      =======       =======

11.     RETIREMENT PLANS

        Substantially all employees with at least one year of service participate in a Company-sponsored employee stock ownership plan (ESOP). The Company made contributions to the ESOP of $60,000 in 1995, 1994 and 1993, respectively. At December 31, 1995, the ESOP owned approximately 111,343 shares of the Company's stock.

        The Company maintains a 401(k) plan covering employees who have completed 1,000 hours of service during a 12-month period and are aged 21 or older. Voluntary employee contributions are partially matched by the Company. The Company made contributions to the Plan for the years ended December 31, 1995, 1994, and 1993 of $21,000, $20,000, and
        $21,000, respectively.

        The Company has a supplemental retirement plan for directors and a supplemental executive retirement plan covering key executives. These plans are nonqualified defined benefit plans and are unsecured and unfunded. The Company has purchased insurance on the lives of the participants and intends to use the cash values of these policies ($2,945,000 and $2,535,000 at December 31, 1995 and 1994, respectively)
        to pay the retirement obligations. The accrued pension obligation of $1,509,000, $912,000, and $904,000, as of December 31, 1995, 1994 and
        1993, respectively, is included in accrued interest and other liabilities.


        The following table sets forth the plans' status at December 31 (in thousands):


                                                                                  1995           1994        1993

        Actuarial present value of benefit obligations:
          Vested benefit obligation                                              $1,432          $912         $904
                                                                                =======         =====     ========

        Accumulated benefit obligation                                           $1,432          $912         $904
                                                                                =======         =====     ========

        Projected benefit obligation for service
          rendered to date                                                       $2,157          $931       $1,000
                                                                                =======         =====     ========

        Plan assets at fair value                                                  -              -            -
                                                                                =======         =====     ========

        Projected benefit obligation in excess of
          plan assets                                                           $(2,157)        $(931)     $(1,000)

        Unrecognized net losses                                                     502            28          255

        Unrecognized net pension transition
          asset, amortized over 17 years                                            277           117          145

        Adjustment necessary to recognize minimum
          liability                                                                (131)         (126)        (304)
                                                                                -------         -----     --------

        Accrued pension obligation                                              $(1,509)        $(912)    $   (904)
                                                                                =======         =====     ========


        The net periodic pension cost was determined using a discount rate assumption of 6.26%, 7.87%, and 6.25% for 1995, 1994 and 1993,
        respectively. The rate of increase in compensation used was 6% for 1995, 1994 and 1993.

        The elements of pension costs for the unqualified defined benefit pension plans at December 31 are as follows (in thousands):

                                                        1995      1994    1993

        Cost of benefits earned during the year         $ 84     $101     $ 93
        Interest on projected benefit obligation          79       68       57
        Net amortization and other deferrals              28       41       40
                                                        ----     ----     ----

        Net pension cost                                $191     $210     $190
                                                        ====     ====     ====



12.     STOCK OPTIONS

        Under the Company's stock option plan, options are granted to directors of the Bank at no less than 85% of fair market value. Outstanding options to purchase common stock expire in January 2000 Options vest at the rate of 20% per year for each year of future service for options granted in each year. A summary of stock options follows:

                                                                       1995            1994            1993

        Stock under option, beginning of year                         42,772           46,217         39,330
        Stock options granted                                         12,000           15,000         15,000
        Stock options expired or canceled                             (7,413)          (3,329)        (3,597)
        Stock options exercised                                      (11,115)         (15,116)        (9,045)
        Stock dividend                                                                                 4,529
                                                                      ------           ------         ------

        Stock under option, end of year                               36,244           42,772         46,217
                                                                      ======           ======         ======

        Price per share:
           Stock options outstanding                               $4.37-$12.19     $4.37-10.20       $4.37-6.70
           Stock options exercised                                 $4.37-$12.19     $4.37-10.20       $4.37-6.70

        Number of options exercisable                                 15,309           15,327           14,984


        The price per share and number of options have been adjusted to give effect to the three for two stock split effected in 1995 in the form of a 50% stock dividend.


13.     COMMITMENTS AND CONTINGENCIES

        The Company is involved in a number of legal actions arising from normal business activities. Management, upon the advice of legal counsel, believes that the ultimate resolution of these actions will not have a material effect on the financial statements.

        The Bank was contingently liable under letters of credit issued on behalf of its customers in the amount of $439,000 and $331,000 at December 31, 1995 and 1994. At December 31, 1995 commercial and consumer lines of credit, and real estate loans of approximately $18,918,000 and $1,524,000, respectively, were undisbursed. These instruments involve, to varying degrees, elements of credit and market risk in excess of the amounts recognized in the balance sheet. The contractual or notional amounts of these transactions express the extent of the Bank's involvement in these instruments and do not necessarily represent the actual amount subject to credit loss.

14.     RELATED PARTY TRANSACTIONS

        At December 31, 1995 and 1994, certain officers and directors and their associates were indebted to the Bank for loans made in the ordinary course of business.

        A summary of activity for the years ended December 31, 1995 and 1994 is as follows (in thousands; renewals are not reflected as either new loans or repayments):

                                              1995            1994

        Beginning balance                   $  3,365         $ 3,634
        Borrowings                             1,173           1,085
        Repayments                              (692)         (1,354)
                                            --------         -------

        Ending balance                      $  3,846         $ 3,365
                                            ========         =======


15.     REGULATORY MATTERS

        The Company is subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory - and, possibly, additional discretionary - actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Capital adequacy guidelines and the regulatory framework for prompt corrective action require that the Company meet specific capital adequacy guidelines that involve quantitative measures of the Company's assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The Company's capital classification is also subject to qualitative judgments by the regulators about components, risk weighting and other factors.

        Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum ratios of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and a minimum leverage ratio of Tier 1 capital to average assets (as defined). Management believes, as of December 31, 1995, that the Company meets all capital adequacy requirements to which it is subject.

        The following table shows the Company's capital ratios at December 31 as well as the minimum capital ratios required to be deemed "well capitalized" under the regulatory framework:

                                                                     MINIMUM
                                                                       WELL
                                                                   CAPITALIZED
                                        1995           1994           RATIOS

       CAPITAL RATIOS:
       Total risk-based
          capital ratio                13.57%         13.91%           10.00%
       Tier 1 capital to
          risk-weighted assets         12.76%         13.09%            6.00%
       Leverage ratio                   8.87%          8.49%            5.00%


        Under federal and California state banking laws, dividends paid by the Company's subsidiary bank in any calendar year may not exceed certain limitations without the prior written approval of the appropriate bank regulatory agency. At December 31, 1995, the amount available for such dividends without prior written approval was approximately $7,696,000. Similar restrictions apply to the amounts and terms of loans, advances and other transfers of funds from the subsidiary bank to the Company.

16.     FAIR VALUE OF FINANCIAL INSTRUMENTS

        SFAS No. 107, Disclosures About Fair Value of Financial Instruments requires that the Company disclose the fair value of financial instruments for which it is practicable to estimate. Although management uses its best judgment in assessing fair value, there are inherent weaknesses in any estimating technique that may be reflected in the fair values disclosed. The fair value estimates are made at a discrete point in time based on relevant market data, information about the financial instruments, and other factors. Estimates of fair value of instruments without quoted market prices are subjective in nature and involve various assumptions and estimates that are matters of judgment. Changes in the assumptions used could significantly affect these estimates. Fair value has not been adjusted to reflect changes in market conditions subsequent to December 31, 1995, therefore, estimates presented herein are not necessarily indicative of amounts which could be realized in a current transaction.

        The following estimates and assumptions were used as of December 31, 1995 and 1994 to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

        (a) Cash and Cash Equivalents - The carrying amount represents a reasonable estimate of fair value.

        (b) Securities - Held-to-maturity securities are based on quoted market prices, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities. Trading securities are carried at market. Available-for-sale securities are carried at market.

        (c) Loans Receivable - Commercial loans, residential mortgages, and construction loans, are segmented by fixed and adjustable rate interest terms, by maturity, and by performing and nonperforming categories.

             The fair value of performing loans is estimated by discounting contractual cash flows using the current interest rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. Assumptions regarding credit risk, cash flow, and discount rates are judgmentally determined using available market information.

             The fair value of nonperforming loans and loans delinquent more than 30 days is estimated by discounting estimated future cash flows using current interest rates with an additional risk adjustment reflecting the individual characteristics of the loans.

        (d) Deposit Liabilities - Noninterest bearing and interest bearing demand deposits and savings accounts are payable on demand and are assumed to be at fair value. Time deposits are based on the discounted value of contractual cash flows. The discount rate is based on rates currently offered for deposits of similar size and remaining maturities.

        (e) Commitments to Fund Loans/Standby Letters of Credit - Commitments are estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. The differences between the carrying value of commitments to fund loans or stand by letters of credit and their fair value is not significant and therefore not included in the following table.


        The estimated fair values of the Company's financial instruments as of December 31, are as follows (in thousands):


                                                                       1995                        1994
                                                             ------------------------   --------------------------
                                                              CARRYING         FAIR        CARRYING       FAIR
                                                               AMOUNT          VALUE        AMOUNT        VALUE
        FINANCIAL ASSETS:
        Cash and cash equivalents                               $28,468       $28,468       $22,997        $22,997
        Securities:
           Available for sale                                   $12,684       $12,684       $13,955        $13,955
           Held to maturity                                     $35,217       $37,057       $41,374        $41,023
        Loans receivable                                       $147,808      $148,258      $125,463       $121,623

        FINANCIAL LIABILITIES:
        Deposits                                               $211,075      $211,559      $193,541       $193,385



17.     CONDENSED FINANCIAL INFORMATION OF NORTH VALLEY BANCORP

        The condensed financial statements of North Valley Bancorp are presented below (in thousands except share amounts):

        NORTH VALLEY BANCORP

        BALANCE SHEETS
        DECEMBER 31, 1995 AND 1994
        ------------------------------------------------------------------------

                                                                                            1995           1994
        Assets:
          Cash and cash equivalents                                                      $      243     $      325
          Available-for-sale securities (at market)                                             632            368
          Investments in subsidiaries                                                        20,136         17,250
          Dividend receivable                                                                   500            427
                                                                                         ----------     ----------

        Total                                                                            $   21,511     $   18,370
                                                                                         ==========     ==========

        Liabilities and stockholders' equity:
          Dividend payable                                                               $      497     $      427
          Other liabilities                                                                      41             17
          Stockholders' equity:
            Preferred stock, no par value:  authorized, 20,000,000 shares;
               none outstanding
            Common stock, no par value:  authorized, 20,000,000 shares;
               outstanding, 1,841,048 and 1,829,933 as of
               December 31, 1995 and 1994, respectively                                       9,766          9,694
            Retained earnings                                                                11,086          8,493
            Unrealized gain (loss) on securities available for sale
               (net of tax effect)                                                              121           (261)
                                                                                         ----------     ----------

        Total                                                                            $   21,511     $   18,370
                                                                                         ==========     ==========


                                      -19-


        STATEMENTS OF INCOME
        YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
        ------------------------------------------------------------------------

                                                                                1995          1994          1993
        INCOME:
        Dividends from subsidiary                                             $    954       $  1,127     $    867
        Other income                                                                29             17           18
                                                                              --------       --------     --------
        Total income                                                               983          1,144          885

        EXPENSE:
        Legal and accounting                                                        17              9
        Other                                                                                      10            7
                                                                              --------       --------     --------
        Total expense                                                               17             19            7
                                                                              --------       --------     --------

        Income before equity in undistributed income
         of subsidiary                                                             966          1,125          878
        Equity in undistributed income of subsidiary                             3,117          2,087        2,133
                                                                              --------       --------     --------

        Net income                                                            $  4,083       $  3,212     $  3,011
                                                                              ========       ========     ========


        STATEMENTS OF CASH FLOWS
        YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
        ------------------------------------------------------------------------

                                                                                 1995          1994         1993
        Cash flows from operating activities:
          Net income                                                          $   4,083      $  3,212     $  3,011
          Adjustments to reconcile net income
             to net cash provided by operating activities:
             Equity in undistributed income of subsidiaries                      (3,117)       (2,087)      (2,133)
             Gain on sale of investments                                            (29)           (7)         (14)
             Effect of changes in:
                Dividends receivable                                                (73)
                                                                              ---------      --------     --------
        Net cash provided in operating activities                                   864         1,118          864
                                                                              ---------      --------     --------

        Cash flows from investing activities:
          Purchase of available-for-sale securities                                (315)         (162)        (175)
          Proceeds from sale of available-for-sale securities                       114            32           44
                                                                              ---------      --------     --------
        Net cash used by investing activities                                      (201)         (130)        (131)
                                                                              ---------      --------     --------

        Cash flows from financing activities:
          Cash dividends paid                                                      (880)         (848)        (718)
          Increase in dividends payable                                              70
          Cash in lieu of fractional shares                                          (7)                       (14)
          Stock options exercised                                                    72            87           53
                                                                              ---------      --------     --------
        Net cash used in financing activities                                      (745)         (761)        (679)
                                                                              ---------      --------     --------

        (Decrease) increase in cash and cash equivalents                            (82)          227           54

        Cash and cash equivalents at beginning of year                              325            98           44
                                                                              ---------      --------     --------

        Cash and cash equivalents at end of year                              $     243      $    325     $     98
                                                                              =========      ========     ========


                              * * * * * *

                                   SIGNATURES

          Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NORTH VALLEY BANCORP
- --------------------------------------
Registrant

BY:  /s/ Donald V. Carter
- --------------------------------------
Donald V. Carter
President and Chief Executive Officer

  /s/ James F. Cowee, Jr.                    /s/ Fred A. Drake
- --------------------------------------       -----------------------------------
James F. Cowee, Jr.                          Fred A. Drake
Chief Financial Officer                      Sr. Vice President and Cashier
                                             (Principal Accounting Officer)

DATE:  MARCH 18, 1996

          Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

NAME AND SIGNATURE:                        TITLE                    DATE
- ------------------                         -----                    ----

 /s/ Donald V. Carter                     Director              March 18, 1996
- --------------------------------------
Donald V. Carter

 /s/ Rudy V. Balma                        Director              March 18, 1996
- --------------------------------------
Rudy V. Balma

 /s/ Dan W. Ghidinelli                    Director              March 18, 1996
- --------------------------------------
Dan W. Ghidinelli

 /s/ Thomas J. Ludden                     Director              March 18, 1996
- --------------------------------------
Thomas J. Ludden

 /s/ Bill G. Minton                       Director              March 18, 1996
- --------------------------------------
Bill G. Minton

 /s/ Kelly V. Pierce                      Director              March 18, 1996
- --------------------------------------
Kelly V. Pierce

 /s/ J. M. Wells, Jr.                     Director              March 18, 1996
- --------------------------------------
J. M. Wells, Jr.



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